UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

January 29, 2003

Date of Report (date of earliest event reported)

ASIA PREMIUM TELEVISION GROUP, INC

Exact name of registrant as specified in its charter

Nevada	033-33263	62-1407521
State of Incorporation	Commission File Number	IRS Employer Number

3303-5, 33rd Floor, Shui On Centre, 6-8 Harcourt Rd., Wanchai, Hong Kong

Address of Principle Executive Office, Including Zip Code

(852) 2826-2767

Registrant's Telephone Number, Including Area Code

Item 4

Changes in Registrant's Certifying Accountant

a. Effective December 19, 2002, the Board of Directors of Asia Premium Television Group, Inc. (the"Company") dismissed its independent auditors, Areson and Company ("Areson") due to a billing dispute.

Areson's report on the financial statements for either of the past two years did not contain an adverse opinion or disclaimer of opinion, nor was modified as to uncertainty, audit scope, or accounting principles.

The decision to change accountants was recommended and approved by the board of directors of the Company.

There were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

b. The Company has requested Areson to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made by the Company in response to Item 4a and, if not, stating the respects in which it does not agree, The Company has provided a copy of this 8-K report to Areson and requested that Areson prepare a letter of agreement or disagreement within 5 days. The Company is filing the accountant's letter as an exhibit to this Form 8-K upon receipt.

c. Effective January 28, 2003, no other auditor has yet been appointed by the Board of Directors of the Registrant.

Item 5

Other Events

On January 22, 2003, the Company received a letter from Areson & Company which is included as an exhibit to this Form 8-K report. With regard to the statements made in the letter from Areson & Company, the Company notes as follows:

1. In relation to point 1, at the time of such discussion, fees of our former accountant were already in dispute. In view of such dispute, the accountant was requested to provide an estimate of costs for reviewing the Form 10-QSB. No such estimate was ever received.

2. In relation to point 2(a), the transactions referred to in this item were disclosed to shareholders in the Form 10-QSB filed by the Company. As stated in the Form 10-QSB, the relevant shares were issued prior to the close of the quarter but delivered after such date. Such matters were raised after the fees of the auditor were already in dispute. We are seeking advice regarding such matters and will amend the presentation of the Form 10-QSB as advised by our new accountant.

3. In relation to point 2(b), certain shares were issued after the close of the quarter in connection with the discharge of outstanding indebtedness and obligations of the Company. However, the statement made by our former auditor in this item is inaccurate in that some but not all of the shares issued should be treated as being issued to William A. Fisher. We are seeking advice regarding such matters and will amend the presentation of the Form 10-QSB as advised by our new accountant

4. Such matters were raised after the fees of the auditor were already in dispute. We are seeking advice regarding such matters and will amend the presentation of the Form 10-QSB if advised to do so by our new accountant and out legal counsel. We do not believe the matters raised by the former accountant constitute material disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

The Company filed its Form 10-QSB for the period ended September 30, 2002 with financial statements that had not been reviewed by its auditor as required by SEC regulations. Because of a fee dispute, the auditor would not perform the review. After contacting legal counsel, the Company was informed that all quarterly financial statements must be reviewed by the Company's auditor before filing with the SEC. In an attempt to correct this omission, the Company is in the process of engaging a new auditor to review the September 30, 2002 financial statements and prepare the year end audit.

As a result of the dispute with our prior auditor, we are attempting to take appropriate corrective action and intend to file an amended Form 10-QSB for the period ended September 30, 2002 with reviewed financial statements.

On January 27, 2003, the Company received comments from the Securities and Exchange Commission regarding our past filings. Of significant note is the inquiry regarding the license status of our former accountant. We are investigating the comments and intend to respond in a timely manner with any appropriate amended report filings.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused the Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

By: /s/ Stanley R. Goss

Stanley R. Goss

Chief Financial Officer

Date: January 29, 2003